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                                              Filed Pursuant to Rule 424(b)(3)
                                                              File No. 333-48854

                                   PROSPECTUS

                                 NETMANAGE, INC.

                        1,765,079 shares of common stock


        This prospectus uses the "shelf" registration process. It covers 1,765,079 shares of our common stock owned by certain of our stockholders. These stockholders are referred to as the "selling securityholders" in this prospectus. The shares may be offered and sold from time to time by selling securityholders and any pledgees and donees of the shares. Information regarding the identities of the selling securityholders and the manner in which the shares are being offered and sold is provided in the "Selling Securityholders" and "Plan of Distribution" sections of this prospectus.

        We will not receive any of the proceeds from the sale of the shares. We have agreed to bear all of the expenses in connection with the registration and sale of the shares, except for selling commissions.

        Our common stock is traded on the Nasdaq National Market under the symbol "NETM." On October 26, 2000, the closing bid price for our common stock was $1 1/4 per share.

        THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A LOSS OF YOUR ENTIRE INVESTMENT. SEE THE SECTION ENTITLED "FACTORS THAT MAY AFFECT FUTURE RESULTS AND FINANCIAL CONDITION" IN OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999, WHICH WE INCORPORATE BY REFERENCE IN THIS PROSPECTUS, FOR CERTAIN RISKS AND UNCERTAINTIES THAT YOU SHOULD CONSIDER.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        The date of this prospectus is November 16, 2000.

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                                TABLE OF CONTENTS

                                                                           Page
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
Where you can find more information..........................................1
The Company..................................................................2
Forward-Looking Statements...................................................3
Selling Securityholders......................................................3
Use of Proceeds..............................................................4
Plan of Distribution.........................................................4
Legal Matters................................................................5
Experts......................................................................5

        You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information contained in this document may only be accurate on the date of this document. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, in any state where the offer or sale is prohibited. Neither the delivery of this prospectus, nor any sale make under this prospectus shall, under any circumstances, imply that the information in this prospectus is correct as of any date after the date of this prospectus.

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                       WHERE YOU CAN FIND MORE INFORMATION

        We are a reporting company and file annual, quarterly and special reports, proxy statements and other information with the United States Securities and Exchange Commission. You may read and copy any documents we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also publicly available through the SEC's web site on the Internet at http://www.sec.gov. In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, D.C. 20006.

        The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supercede this information. Further, all filings we make under the Securities Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

        1.     Our Annual Report on Form 10-K for the year ended December 31,
               1999;

        2.     Our Proxy Statement filed with the SEC on April 27, 2000;

        3. Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000;

        4. Our Registration Statement on Form S-8 filed with the SEC on June 14, 2000; and

        5. The description of our common stock set forth in our Registration Statement on Form 8-A, filed with the SEC on July 26, 1993.

        This prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. Descriptions of any contract or other document referred to in this prospectus are not necessarily complete, and in each instance reference is made to the copy of the contract or other document filed as an exhibit to the registration statement for a more complete description of the matter involved, each statement being qualified in its entirety by such reference. At your written or telephonic request, we will provide you, without charge, a copy of any of the information that is incorporated by reference herein (excluding exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Direct your request to us at NetManage, Inc. 10725 North De Anza Boulevard, Cupertino, California 95014, Attention: Michael Peckham, Chief Financial Officer and Senior Vice President, Finance and Secretary, telephone (408) 973-7171.



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                                   THE COMPANY

        We develop and market software applications that allow our customers to access and publish information from existing host-centric applications to Internet and web-based client computer users, and to create new applications that leverage existing host applications and data sources.

        Our business is focused on taking advantage of the overall move that major corporations worldwide are making to embrace electronic trading -- commonly termed Business-to-Business ("B2B") or Business-to-Consumer ("B2C"). In this market, we enable businesses to move to the Internet economy through providing the bridge between their existing access systems and those required to compete in the B2B and B2C marketplaces.

        We provide host access solutions that allow internal and external users to access mission-critical line-of-business host system applications and resources (Business-to-Employee or "B2E"). The corporate resources behind B2E are the basis of any eBusiness transformation. Alongside these solutions, we are focused on providing products that allow existing corporate business processes to be extended to business partners in the supply and demand chains, and products that allow new business processes to be created in support of corporate eBusiness B2B and B2C initiatives.

        We develop and market these software solutions for UNIX(R), IBM AS/400 midrange and IBM corporate mainframe computers. We also develop and market software that increases the productivity of corporate call centers, and allow real time application sharing on corporate networks and across the Internet. We provide professional support, maintenance and consultancy services to our customers in association with the products we develop and market.

        Our business is also focused on taking advantage of major industry trends: expansion of the Internet and its adoption as the eCommerce and eBusiness infrastructure; continued mobilization of personal computer users and the adoption of mobile information access and display devices; and broader access to corporate data and information for people internal and external to an organization. Our principal products are compatible with Microsoft Corporation's Windows 2000, Windows NT, Windows 98, Windows 95 and Windows 3.1 platforms, IBM operating systems, Novell, Inc. operating systems and various implementations of the industry standard UNIX operating system such as IBM's AIX, Hewlett Packard's HP/UX, Sun Microsystems' Solaris and Linux.

        We have a range of web integration products, host application publishing products and host access connectivity products. We also have a range of support connectivity products that provide real-time visual support in conjunction with help desk systems aimed at reducing the time and cost of end user support. Our host access products provide the applications and solutions that allow end user devices, including personal computers, to communicate with large centralized corporate computer systems. Host access products include our strongest brands: the Rumba family, the ViewNow family and the Chameleon(TM) family. Other strong brands in our Host Access portfolio include: the NS/Portfolio(TM) family and the OnNet(R) and OnWeb(TM) families. Strong Web Integration and Applications Server brands include the Salvo(TM) family and the OnWeb(TM) family. Our real-time visual support connectivity products add value to our



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Host Access and Web Integration offerings and also target new market segments.
Current products include SupportNow(TM) Enterprise and the SupportNow SDK(TM) software tools that help reduce the length and cost of support phone calls from end-users and help with end-user education and training.

        We were incorporated in 1990 as a California corporation and changed our incorporation to Delaware in 1993 in conjunction with our initial public offering.

                           FORWARD-LOOKING STATEMENTS

        This prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended. All statements, other than statements of historical facts, included in, or incorporated by reference into this prospectus, are forward-looking statements. In addition, when used in this document, the words "anticipate", "estimate", "expect", "intend", "plan", "believe", "project", and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to various risks or uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that such expectations will prove to have been correct. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

        Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results unless required by law.

                             SELLING SECURITYHOLDERS

        An aggregate of 1,765,079 shares may be offered for sale and sold pursuant to this prospectus by the selling securityholders. The shares are to be offered by and for the respective accounts of the selling securityholders and any pledgees or donees of the selling securityholders. We have agreed to register all of the shares under the Securities Act and to pay all of the expenses in connection with such registration and sale of the shares, other than underwriting discounts and selling commissions. We will not receive any proceeds from the sale of the shares by the selling securityholders.

        Information with respect to the selling securityholders and the shares is set forth in the following table. None of the selling securityholders has had any material relationship with us within the past three years, except as noted in the following table.



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
                                                                      NUMBER OF
                                                   SHARES OWNED     SHARES OFFERED
           SELLING SECURITYHOLDER                  PRIOR TO SALE       HEREBY*
----------------------------------------------     -------------    --------------
U.S. Venture Partners V, L.P. ................        904,456          904,456
USVP V International, L.P. ...................         50,243           50,243
2180 Associates Fund V, L.P. .................         28,143           28,143
USVP V Entrepreneur Partners, L.P. ...........         22,111           22,111
Silicon Valley Bank ..........................        306,273          306,273
WS Investments 96B ...........................         10,845           10,845
Vivie Lee** ..................................        155,507          113,038
James L. McGregor ............................        112,979          112,979
April Lee** ..................................         60,950           39,097
Timothy Q. Unger .............................         61,772           43,494
Thomas H. Smith ..............................         12,756           12,756
Stephen J. Barnhouse** .......................         52,082           50,957
Richard Tabor ................................          6,901            5,688
William M. Rothenberg ........................          2,552            2,552
Steven Simonian ..............................          2,034            2,034
Cynthia Tipton ...............................            203              203
Linda Ryan Dehejia ...........................          1,565            1,565
Grace Chang ..................................          7,214            4,777
Joseph R. Meyers .............................          6,895            6,895
Linda G. Baker ...............................            664              664
Steven B. Shapero ............................            652              652
Joseph F. Elliott ............................         37,181           37,181
Expert Support, Inc. .........................          3,086            3,086
Sonia Bhanot .................................          2,068            2,068
Gerard J. Rudisin ............................          2,068            2,068
Suzanne S. Karasik ...........................          2,068            1,254

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*       Including shares underlying warrants and options to acquire 643,584 shares of common stock at an exercise price of $4.13 per share.

**      Employed by NetManage.

                                 USE OF PROCEEDS

        All of the shares in the offering are being sold by the selling shareholders. We will, therefore, not receive any proceeds from the sale of the shares in the offering.

                              PLAN OF DISTRIBUTION

        The shares covered by this prospectus may be sold by the selling securityholders or by pledgees and donees of the selling securityholders for their respective own accounts. We will receive none of the proceeds from this offering. The selling securityholders will pay or assume brokerage commissions or other charges and expenses incurred in the sale of the shares.

        The distribution of the shares by the selling securityholders is not subject to any underwriting agreement. The selling securityholders may sell their shares covered by this prospectus through customary brokerage channels, either through broker-dealers acting as agents or brokers, or through broker-dealers acting as principals, who may then resell the shares, or at private sale or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling securityholders may effect such



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transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions, commissions, or fees from the selling securityholders and/or purchasers of the shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). Any broker-dealers that participate with the selling securityholders in the distribution of the shares may be deemed to be underwriters and any commissions received by them and any profit on the resale of the shares positioned by them might be deemed to be underwriting discounts and commissions within the meaning of the Securities Act, in connection with such sales.

        Any shares covered by the prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

        In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

                                  LEGAL MATTERS

        The validity of the issuance of the securities offered hereby, under Delaware law, will be passed upon for us by Louis Wellmeier, Esq.

                                     EXPERTS

        Arthur Andersen LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on Arthur Andersen LLP's report, given on their authority as experts in giving said report.



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